Exhibit 5.1

[Vorys, Sater, Seymour and Pease LLP Letterhead]

May 20, 2009

M/I Homes, Inc.
3 Easton Oval, Suite 500
Columbus, Ohio 43219

Ladies and Gentlemen:

We have acted as counsel to M/I Homes, Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-152751) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to common shares, par value $.01 per share, of the Company (the “Common Shares”) and certain other securities of the Company (collectively, the “Securities”).  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $250,000,000. Pursuant to Rule 415 under the Act, up to 5,000,000 Common Shares (the “Shares”) are being offered and sold by the Company pursuant to the prospectus dated August 14, 2008, as supplemented by the prospectus supplement dated May 19, 2009 (the “Prospectus Supplement”) filed by the Company with the Commission pursuant to Rule 424(b) under the Act, and an Underwriting Agreement dated May 19, 2009 with the underwriters named therein (the “Underwriting Agreement”).

As such counsel, we have examined such matters of fact and questions of law we considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Ohio, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Ohio, any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery of and payment of legal consideration for such Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 19, 2009 and to the incorporation by reference of this opinion in the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP